Exhibit 5.1

Bank of America Plaza 101 East Kennedy Boulevard Suite 2800 Tampa, Florida 33602	813.229.7600 813.229.1660 fax
www.slk-law.com

September 20, 2017

TapImmune, Inc.

5 West Forsyth Street, Suite 200

Jacksonville, FL 32202

Re: Form S-3 Registration Statement

Ladies and Gentlemen:

We have acted as counsel to TapImmune Inc., a Nevada corporation (the “Company”), in connection with in connection with the filing, on or about the date of this letter, of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”) registering for resale by the selling stockholders identified in the Registration Statement 3,157,490 shares of the Company’s common stock.

We have examined the originals or certified copies of such corporate records of the Company and/or public officials and such other documents and have made such other factual and legal investigations as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies or as facsimiles of copies or originals, which assumptions we have not independently verified.

Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below, we are of the opinion that:  (i) the Shares to be sold by the selling stockholders identified in the Registration Statement have been duly authorized and are validly issued, fully paid and non-assessable; and (ii) and upon exercise and payment in accordance with the terms of the warrants as described in the Registration Statement, the Warrant Shares to be sold by the selling stockholders identified in the Registration Statement will be lawfully and validly issued, fully paid and non-assessable.

We have made such inquiries with respect thereto as we consider necessary to render this opinion. The opinions expressed herein are limited to the Federal laws of the United States of America and the general corporate laws of the State of Nevada (which includes the Nevada Revised Statutes, applicable provisions of the Nevada Constitution and the reported judicial decisions interpreting those laws) currently in effect. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not represent that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Securities and Exchange Commission.

Sincerely,

/s/Shumaker, Loop & Kendrick, LLP

SHUMAKER, LOOP & KENDRICK, LLP